Exhibit 99.2


                    Pro Forma Financial Information


          As more fully described in Note 1 to the Consolidated Financial Statements of HLS Corporation Limited ("HLS") included elsewhere herein, HLS (USA), Inc. ("HLS USA"), formerly Harvest E-xpress, was a development stage company formed in 1994. On May 2, 1997, HLS USA acquired all of issued and outstanding shares of HLS through the issuance of shares of Class A and Class B common stock to Hong Leong Strategic Holdings Limited ("HLSHL"), the parent company of HLS. As a result of the issue of shares by HLS USA, HLSHL became the beneficial owner of approximately 99.6% of the voting power of HLS USA's common stock. Transactions of this type which result in the legally acquired company (HLS) obtaining a majority of the voting shares of the issuing company (HLS USA) are commonly referred to for accounting purposes as a "reverse acquisition." For financial statement purposes under US GAAP, HLS is considered to be the acquiror and HLS USA is considered to be the acquired company. Accordingly, the accounting acquiror (HLS) will record the assets acquired and liabilities assumed of HLS USA at their respective fair values in accordance with the purchase method.

          After the initial public offering of HLS USA in 1994, which raised $100,000, management of HLS USA decided to defer and reevaluate the proposed operations for which it was initially formed. HLS USA has never had any full-time employees, never had significant operations nor had significant assets, liabilities, revenues or expenses. HLS on the other hand, is the majority owner of Henan Xinfei Electric Co. Ltd. ("Xinfei"), an industrial company based in Xinxiang in Henan province in the People's Republic of China with total assets at December 31, 1996, in excess of $200,000,000 and revenues and net income in excess of $298,000,000 and $15,000,000, respectively, for the year then ended. Total assets of HLS USA at December 31, 1996, were $40,000 with a net loss incurred of $43,000 for the year then ended.

          Under the rules and regulations of the Securities and Exchange Commission, pro forma financial information is required to be presented as if the reverse acquisition of HLS USA by HLS had actually occurred on December 31, 1996, for pro forma balance sheet purposes and on January 1, 1996, for pro forma income statement purposes. Due to the relative insignificance of the assets and liabilities and net loss of HLS USA and the fact that HLS USA never commenced operations, detailed pro forma financial data in a columnar fashion is not presented herein as such presentation is not considered meaningful based upon the immaterial financial statement amounts of HLS USA disclosed above. Reference is made to Note 1 to the Consolidated Financial Statements of HLS included elsewhere herein.